EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of the 4th day of December, 1995, between Compost America Holding Company, Inc. ("CAHC" or the "Purchaser"), a New Jersey Corporation, located at 350 South Main Street, Suite 313, Doylestown, PA 18901,

                                       AND

     Robert F. Young, Jr. ("Seller"), with a mailing address of P.O. Box 295, Ramsey, New Jersey 07446-0295,

                                       AND

     American Soil, Inc. ("Company"), a New York Corporation, with a mailing address of P.O. Box 295, Ramsey, New Jersey 07446-0295.

                              W I T N E S S E T H:

     BACKGROUND. The Purchaser desires to acquire, and the Seller desires to sell and transfer to the Purchaser, all of the issued and outstanding stock of the Company on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     1.1 Agreement means this Stock Purchase Agreement and all Exhibits attached hereto.

     1.2 Certain Assets shall mean:

          (a) The assets, properties and business of the Company, wherever located, that are reflected on Exhibit 1.2 attached hereto and made a part hereof.

          (b) All documents, books and records of the Company (including the corporate minute book and stock transfer books), and all customer lists.


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     1.3 Closing Date shall mean a date which is as soon as practicable after the fulfillment of the conditions precedent to closing hereinafter set forth, but in no event later than January 18, 1996, or such later date as the parties shall mutually agree.

     1.4 Contractual Obligation means, for any Person, any evidence of indebtedness or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or any other agreement, instrument or guaranty, whether written or oral, to which such Person is a party or by which such Person or any of its assets or properties are bound.

     1.5 ECRA means the New Jersey Environmental Cleanup Responsibility Act or any legislation replacing or superseding ECRA.

     1.6 EPA means the United States Environmental Protection Agency.

     1.7 Escrow Agent means the Seller's legal counsel or such other person as the parties shall mutually agree.

     1.8 Facility means the existing composting facility located on the Site as hereinafter defined.

     1.9 GAAP means United States generally accepted accounting principles consistently applied.

     1.10 Government means the government of the United States, the government of the State of New Jersey, any political subdivision (including, without limitation, any state, commonwealth, territory, federal district, municipality or possession) and any department, agency, or instrumentality thereof, and "Governmental" means of, by or pertaining to, any Government.

     1.11 Indebtedness means, at any date, for any Person, all items including, but not limited to, deferred taxes which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet (except deferred taxes) of such Person as at the date on which Indebtedness is to be determined, but in any event including without limitation,
(a) Indebtedness secured by a Lien, whether or not the Indebtedness secured thereby shall have been assumed, (b) obligations in respect of all leases, (c) obligations in connection with letter of credit and banker's acceptances, and
(d) guaranties in the amounts of the Indebtedness, leases, dividends or other obligations of the primary obligor to which they relate.

     1.12 Liabilities means all liabilities of the Company relating in any way, directly or indirectly, to the Site.


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     1.13 Lease means the lease between the Township and the Company dated as of
April 27, 1994, a copy of which is attached as Exhibit 1.13.

     1.14 Lien means any mortgage, deed of trust, lien, charge, security interest, or encumbrance of any kind upon, or pledge of any property or asset whether now owned or hereafter acquired, and includes the acquisition of, or agreement to acquire, any property or asset subject to any conditional sale agreement or other title retention agreement, including, without limitation, a Lease on terms tantamount thereto or on terms otherwise substantially equivalent to a purchase.

     1.15 NJDEP means the New Jersey Department of Environmental Protection.

     1.16 Person means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

     1.17 Requirement of Law means, for any Person, any law, rule, judgment, regulation, order, writ, injunction, or decree of any court or Government and any decision or filing of any arbitrator to which such Person is a party or by which such Person or any of its assets or property is bound or affected or from which such Person derives benefits, and if such Person is a corporation, its charter documents and codes of regulations or bylaws.

     1.18 Site means all that tract or parcel of land leased to the Company by the Township pursuant to the Lease and identified in Exhibit 1.13 as Parcel I, consisting of approximately 10.462 acres, Block 92, Lot 40 and Parcel 11 consisting of approximately 8.296 acres, Block 92, Lot 39 in the Township of Freehold, County of Monmouth, State of New Jersey and more specifically described in a deed filed in the Monmouth County Clerk's Office in Deed Book 4797, Page 51.

     1.19 Stock means all of the issued and outstanding stock in the Company.

     1.20 Township means the Township of Freehold, County of Monmouth, State of New Jersey.

                                    ARTICLE 2

                                PURCHASE OF STOCK

     Subject to the terms and conditions herein set forth:

     2.1 Purchase of Stock. On the Closing Date, the Seller will sell, assign, convey, transfer and deliver all of the issued


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and outstanding Stock of the Company endorsed in blank to the Purchaser, and the
Purchaser will purchase and acquire all of the Company's right, title and interest in and to the Stock.

     2.2 Instrument of Conveyance. The sale, assignment, conveyance and transfer of the Stock to the Purchaser, as herein provided, shall be effected by the Seller's execution of sufficient instruments of transfer and conveyance as shall be satisfactory in form and substance to the Purchaser and its counsel.

     2.3 Consideration. For the Stock, Purchaser shall pay to the Seller Six Hundred Thousand Dollars ($600,000) by wire transfer of immediately available funds to such account as the Seller shall designate in writing to the Purchaser, as follows:

          (a) $37,500 upon execution of this Agreement, which amount shall be non-refundable;

          (b) $12,500 upon execution of this Agreement which amount shall be refunded to the Purchaser within five (5) business days of the Closing Date if the closing does not occur;

          (c) $425,000 upon closing;

          (d) $125,000 upon closing into an escrow account to be held by the Escrow Agent for nine months for the payment by the Company of any accounts payable greater than $150,000 (but excluding any liabilities arising under equipment leases described in Exhibit 3.1 or any trade payables or similar liabilities arising in the ordinary course of the Company's business in an amount not to exceed $35,000 during the thirty-day period preceding the Closing
Date), for the payment of liabilities presently unknown and any environmental clean up that may be required by law. The Escrow Agent shall distribute any amount remaining at the end of such period to the Seller.

     Additionally, the Purchaser shall make the following payments:

          (e) At closing $150,000 into an escrow account to be held by the Escrow Agent for nine months for the payment of Company accounts payable liabilities or any other indebtedness (but excluding any liabilities arising under equipment leases described in Exhibit 3.1 or any trade payables or similar liabilities arising in the ordinary course of the Company's business in an amount not to exceed $35,000 during the thirty-day period preceding the Closing
Date). Any and all remaining money, after all such liabilities have been resolved, shall be split between CAHC and Seller, with CAHC receiving 75% and the Seller receiving 25%; and

          (f) Up to 4,000 cubic yards of screened non-sludge compost per year, without charge, for the years 1996 through 1999,


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as Seller shall from time to time request for use only on research projects and not for commercial clients.

     2.4 Expenses of Transfer. The Purchaser, the Seller and the Company will each pay all legal, accounting and other fees incurred by each of them, respectively, in connection with the preparation and performance of this Agreement.

     2.5 Essential Assets

          (a) NJDEP Permit. Promptly after the Closing Date, the Seller will use his reasonable best efforts to arrange a meeting with appropriate departments at NJDEP and the Purchaser to develop a plan between the Purchaser and NJDEP whereby NJDEP will agree to issue to the Purchaser a major modification for indoor in-vessel technology upgrade that will allow for the composting of "source separated organic waste" along with the continuation of outdoor windrow composting of leaves, grass and brush.

          (b) It is acknowledged by all parties that the latest "NJDEP composting/operating permit" has expired. Promptly after the Closing Date, the Seller will use his reasonable best efforts to cause the NJDEP to issue a "30,000 cubic yard foot print NJDEP yard waste composting/operating permit for grass, leaves and brush" to the Company.

          (c) Site Lease. All parties recognize that the Site Lease attached hereto as Exhibit 1.13 is an essential part of the Company's operation of the Site. The Company and the Seller will cooperate with CAHC to assure the continuation of the Site Lease. Promptly after the Closing Date, the Seller will use his reasonable best efforts to cause the Freehold Township to change the Site Lease to reflect a ten (10) year term from the date hereof.

                                    ARTICLE 3

                                   LIABILITIES

     The Seller hereby agrees that it shall indemnify the Purchaser against and shall hold the Purchaser harmless from, all liability, of every nature whatsoever, in respect of all Indebtedness and Liabilities of the Company other than liabilities arising under equipment leases described in Exhibit 3.1 and any trade payables or similar liabilities arising in the ordinary course of the Company's business in an amount not to exceed $35,000 during the thirty-day period preceding the Closing Date; provided, however, that the Seller's obligation to indemnify the Purchaser pursuant to this Agreement shall be limited to the $275,000 that will be placed in escrow upon closing, as provided in Section


                                       -5-

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2.3(d) and Section 2.3(e) of this Agreement, and shall in any event terminate on the nine-month anniversary of the Closing Date.

                                    ARTICLE 4

                                   THE CLOSING

     The consummation of the transactions provided for in this Agreement shall take place at the offices of the Purchaser or its counsel, on the Closing Date, or at such other place as may be mutually agreed upon between Purchaser and the Seller.

                                    ARTICLE 5

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

     The Seller and the Company hereby represent and warrant to the Purchaser as follows:

     5.1 Stock Ownership. The Seller owns all of the Stock free and clear of all liens, encumbrances, claims and other charges of every kind and has the full right to transfer the Stock to the Purchaser free and clear of all liens, encumbrances, claims and other charges of every kind without violating any agreement or understanding to which the Seller is a party or by which he is bound.

     5.2 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Documentation verifying the Company's good standing shall be provided as of the Closing Date as Exhibit 5.2. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now conducted, including but not limited to the Site.

     5.3 Authority. The Seller and the Company each has full authority and power to execute and to perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of the Company's Articles of Incorporation or By-Laws or of any contractual obligation, indenture, agreement, judgment, decree or other instrument or restriction to which the Company is a party or by which the Company or any of the Assets may be bound. This Agreement and all transactions contemplated hereby have been duly authorized, copies of such authorization shall be provided as of the Closing Date in Exhibit 5.3 by all requisite corporate action


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of the Company and the Seller and no further authorization or approval, whether of the directors or shareholders of the Company or Governmental bodies (except as set forth in Exhibit 5.3) is necessary in order to enable the Seller and the Company to enter into and perform this Agreement.

     5.4 Binding Effect. This Agreement constitutes a valid and binding obligation of the Seller and the Company and is enforceable in accordance with its terms.

     5.5 Financial Statements. The books of the Company fairly reflect the income, expenses, assets and liabilities of the Company in accordance with GAAP. Seller has provided Purchaser the opportunity to review all such books prior to entering into this Agreement. As of the date of this Agreement, the Company has no Indebtedness or other liabilities or obligations of any nature, either absolute, accrued, contingent or otherwise, that are required by GAAP to be fully and properly reflected in the books of the Company and that were not so reflected.

     5.6 Conduct of Business. Since on or about September 7, 1988, the Company has conducted the business of composting vegetative waste at the site. The Company has been permitted and has received an Administrative Consent Order from the NJDEP, Division of Solid Waste Management. A copy of such Administrative Consent Order and all predecessor communications from NJDEP and post communications from NJDEP from the issuance of the Administrative Consent Order to the present date are attached in Exhibit 5.6.

     5.7 Title to Certain Assets. The Company has good and marketable title to all of the Certain Assets, free and clear of all Liens, charges and encumbrances, of any nature whatsoever, excepting only such as are listed and described in Exhibit 5.7, attached hereto and made a part hereof.

     5.8 Leases. The Lease is in good standing, valid and effective in accordance with its terms, and all rents and payments due thereunder have been fully paid to the date hereof, and will be fully paid through the Closing Date. There are no other Leases of land or equipment on the Site or at the Facility other than as listed and described in Exhibit 5.8.

     5.9 Condition of Property. The Company makes no representation or warranty with respect to the condition of the Certain Assets which are tangible personal property, all of which are sold "WHERE IS, AS IS".

     5.10 Governmental Approval. Other than an NJDEP composting/operating permit, the Company has all permits, licenses,


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orders and approvals of all Governmental bodies that are required for it to conduct its business as presently conducted, all of which are set forth in
Exhibit 5.10, attached hereto and made a part hereof. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing, and pursuant to such permits the Company is authorized to operate the Facility on the Site. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement and will permit Purchaser to operate the Facility on the Site. Except as set forth in Exhibit 5.10, no approval or authorization of or filing with any Governmental authority on the part of the Company is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     5.11 Contractual Obligations. The Company has performed, in all material respects, all of the Contractual Obligations required to be performed by it to date under all contracts to which it is a party. The Company has not breached, violated or defaulted under any material provisions of such Contractual Obligations, and no event exists which, with the giving of notice or after the passage of time, would give rise to a breach, violation or default under any such provision.

     5.12 Litigation. The Company is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other Governmental department, commission, board, agency or instrumentality domestic or foreign, and there is no known basis for any action, suit, proceeding or investigation the outcome of which would have a material adverse effect upon the business, property, prospects, profits or condition (financial or otherwise) of the Company including but not limited to matters affecting the Facility or the Site.

     5.13 Comp1iance with Law. The Seller and the Company are not in violation of any Requirement of Law, whether federal, state or local, the compliance with which would require the Company to undertake a course of action involving a material expense, including but not limited to the Bulk Sales Act.

     5.14 Taxes. Except as disclosed in Exhibit 5.14, all federal, state and local tax returns and reports that are required by law to be filed by the Company have been filed or extensions of time have been obtained, and all taxes, assessments, fees, penalties, interest and other governmental charges now due and payable by the Company have been paid, including but not limited to the Facility and the Site and the ownership and operation thereof.

     5.15 Except as disclosed in Exhibit 3.1, the Company has good and marketable title to the Certain Assets and all of its other property, free and clear of all liens, charges, encumbrances and claims of any nature whatsoever.


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

     5.16 ERISA. The Company has not established, nor are any of its employees covered by, any benefit plans to which the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the related provisions of the Internal Revenue Code of 1986, as amended, apply.

     5.17 Existing Contractual Obligations. Except as otherwise disclosed in
Exhibit 5.17, attached hereto and made a part hereof, the Company is not a party to any:

          (a) Written employment contract, except contracts terminable on not more than 30 days' notice without cost or other liability to the Company or any successor or assign;

          (b) Contract with any labor union or other labor organization;

          (c) Bonus, pension, profit-sharing, retirement stock purchase, hospitalization, insurance or other plan or arrangement providing employee benefits;

          (d) Lease with respect to any real or personal property, whether as lessor or lessee (other than the Lease);

          (e) Contract continuing for a period of more than 90 days from the date hereof and involving an aggregate expenditure of more than $100; or

          (f) Contract for borrowed money or guaranty for borrowed money.

     5.18 Employment Matters. Except as otherwise disclosed herein, the Company has not received written notice from any Governmental agency that it has failed to comply, and the Company has complied, in all material respects with (or it has not failed to satisfy all written notices received from any Governmental agency with respect to), all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining, the payment and withholding of taxes and the Federal Occupational Safety and Health Act of 1970, as amended, and the rules and regulations issued thereunder, and the Company is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing.

     5.19 Environmental Matters. To the best of the Seller's and the Company's knowledge, the Site and Facility in Freehold Township, Monmouth County, New Jersey, are, and at all times during the Company's occupancy thereof have been, free of contamination from any substance or material now identified to be toxic or hazardous under any Federal, state or local requirements of law and are in material compliance with all environmental laws and regulations.

     5.20 Business Prospects. There is no fact known to the Seller which materially and adversely affects the value of the Company or the Stock.

     5.21 Filing Reports. Except as otherwise disclosed herein, all returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any Governmental authorities have been properly completed and filed in compliance with all applicable requirements, and no penalties or other fines or censures are outstanding or pending.

     5.22 Insurance. The Company has maintained all prudent insurance coverage against liability, loss or casualty on its assets and all aspects of its operations. The insurance policies which provide the foregoing insurance coverage are listed and described in Exhibit 5.22 of this Agreement.

     5.23 Stock Option and Warrants. There are no options or warrants outstanding in respect of the Stock.

     5.24 Broker's Fees. Neither the Seller nor the Company has employed or retained any broker or finder in connection with the sale of the Stock hereunder to the Purchaser, and the Seller does not and will not owe any fees to any third party in connection with such sale.

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

     6.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

     6.2 Corporate Authority. The Purchaser has full authority and power to execute and to perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of the Purchasers Articles of Incorporation or By-Laws or of any other contractual obligation, Rule of Law or other instrument or restriction to which the Purchaser is a party or by which the Purchaser may be bound. This


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

Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser and no further authorization or approval, whether of any partner, shareholder or director of the Purchaser or Governmental bodies or otherwise, is necessary in order to enable the Purchaser to enter into and perform this Agreement.

     6.3 Binding Effect. This Agreement constitutes a valid, binding and enforceable obligation of the Purchaser.

     6.4 Investment Intention. Purchaser is acquiring the Stock for its own account, for investment purposes only and not with a view to the distribution thereof (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")). Purchaser understands that the Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     6.5 Broker's Fees. The Purchaser has not employed or retained any broker or finder in connection with the sale of the Stock hereunder to the purchaser, and the Purchaser does not and will not owe any fees to any third party in connection with such sale.

                                    ARTICLE 7

                     COVENANTS OF THE SELLER AND THE COMPANY

     7.1 Investigation. The Seller and the Company will, at all reasonable times, permit such review and investigation by the Purchaser and its agents (including, but without limitation, accountants, lawyers and appraisers) of the Company's assets and the Certain Assets to include by way of example and not limitation, the Company's books, records, business assets, contracts, agreements, commitments and financial condition as the Purchaser may determine to be necessary or desirable for the purpose of considering and evaluating the transaction provided for herein. The Company will furnish to the Purchaser such information and copies of such documents and records as the Purchaser shall reasonably request (at the cost of the Purchaser) from time to time, and shall afford such access as it may reasonably require for the purpose of such investigation. As part of such review, the Purchaser may make such inquiries of such Persons having business relationships with the Company as the Purchaser shall reasonably determine, and the Company shall cooperate fully with the Purchaser in connection therewith; provided, however, that the Purchaser must notify the Seller before communicating with any such Person and the Seller must give his consent to such communication, which consent shall not be unreasonably withheld. In the event that the transaction provided for herein is not consummated, all information


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obtained as a result of such review will be kept confidential, and all documents
(and any copies or facsimiles thereof) obtained by the Purchaser during the course thereof shall be returned to the Company.

     7.2 Further Assurances. The Seller will, at any time and from time to time after the Closing Date, upon the request of and at the expense of the Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, transfers, conveyances and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to the Purchaser, or for aiding and assisting in collecting and reducing to possession, of the Stock.

                                    ARTICLE 8

               CONDITIONS PRECEDENT OF THE PURCHASER'S OBLIGATION

     The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of each of the following conditions prior to or on the Closing Date, any one or more of which may be waived in writing by the Purchaser.

     8.1 Representations and Warranties True. All the representations and warranties of the Seller and the Company contained in this Agreement or any other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects on the Closing Date as if made at and as of the Closing Date, subject to such changes or exceptions as may be contemplated by this Agreement or consented to in writing by the Purchaser.

     8.2 Covenants Performed. The Seller and the Company shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Seller and the Company prior to or on the Closing Date.

     8.3 New Stock. The Seller will not vote the Stock to cause or permit to be issued any authorized but unissued stock of the Company.

     8.4 Conduct of Business. Except and to the extent otherwise contemplated by this Agreement, the Seller will cause the Company to conduct its business only in the ordinary course of business and in compliance with all statutory and regulatory requirements of all federal, state or local authorities, and not to enter into any contract or other transaction other than in the ordinary course of business without the prior written consent of the Purchaser. Seller shall not enter into any contracts that


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

extend beyond the Closing Date without the prior consent of Purchaser, which consent shall not be unreasonably withheld.

     8.5 Mergers. Etc. The Seller will not permit the Company to merge or consolidate into any other corporation, sell, lease or otherwise dispose of any of the Certain Assets (except for retirements and replacements in the ordinary course of business, provided that all items which are retired or replaced are contemporaneously replaced by items of substantially equivalent value, if appropriate under the circumstances), acquire any of the stock or business or assets of any other person, corporation, or business organization, liquidate or dissolve, nor agree to do any of the foregoing.

     8.6 Tax and Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all related tax and legal matters, shall have been approved by counsel for the Purchaser.

     8.7 Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by the Seller and the Company, and the Seller and the Company shall have delivered to the Purchaser certified copies of the resolutions of the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and approving the transactions contemplated herein, such resolutions to be certified as true and correct by the President or Secretary of the Company. In addition, the Purchaser shall have obtained all other approvals that it has determined in its reasonable judgment may be necessary or desirable for it to perform its obligations hereunder.

     8.8 Litigation. There shall be no injunction, restraining order or other order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided, and no proceeding (or investigation that could lead to a proceeding) challenging such transactions shall have been instituted or threatened by any Governmental agency or body.

     8.9 Insurance. The Purchaser shall have obtained results of a Phase I Environmental Audit of the Site by an approved engineering company such as will enable the Purchaser to obtain environmental liability insurance on the Site.

     8.10 Legal Opinion. The Purchaser shall have received such legal opinions as counsel to the Purchaser recommends.


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

                                    ARTICLE 9

               CONDITIONS PRECEDENT OF THE SELLER AND THE COMPANY

     The obligations of the Seller and the Company to consummate the transactions contemplated hereby are subject to Purchaser's fulfillment of each of the following conditions prior to or on the Closing Date, any one or more of which may be waived in writing by the Seller and the Company.

     9.1 Representations and Warranties True. All the representations and warranties of the Purchaser contained in this Agreement or any other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects on the Closing Date as if made at and as of the Closing Date, subject to such changes or exceptions as may be contemplated by this Agreement.

     9.2 Tax and Legal Matters. All actions (including the payments described in Section 2.3), proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all related tax and legal matters, shall have been approved by counsel for the Company.

     9.3 Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by the Purchaser. The Purchaser shall have delivered to the Company a certified copy of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and approving the transactions herein contemplated, such resolutions to be certified as true and correct by the Secretary of the Purchaser.

     9.4 Litigation. There shall be no injunction, restraining order or other order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided, and no proceeding (or investigation that could lead to a proceeding) challenging such transactions shall have been instituted or threatened by any Governmental agency or body.

                                   ARTICLE 10

                              ENVIRONMENTAL MATTERS

     10.1 Environmental Matters. As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     10.2 Permits. Except as set forth in Exhibit 5.2 hereto, the Company has obtained all permits, licenses and other authorizations, has filed all notifications that are required with respect to the operation of its respective business or the ownership or use of the real properties of the Company including the Site and the Facility under the Environmental Laws, and such permits, licenses and other authorizations are still in full force and effect. Exhibit
5.10 contains a list of all such notifications, permits, licenses and other authorizations.

     10.3 Compliance. Except as set forth in Exhibit 5.10 hereto, to the best of the knowledge, information and belief of Seller and the Company, the Company is in full compliance with all terms and conditions of all required permits, licenses and authorizations, and is also in full compliance with all other conditions, limitations, obligations, prohibitions, requirements, restrictions, schedules, standards and timetables contained in the Environmental Laws relating to the Company's real property and to operations including the Facility and the Site. Except as set forth in Exhibit 5.6, the Company has not received any written communication, whether from Governmental authorities, citizens groups or otherwise, that alleges that the Company is not in such full compliance.

     10.4 Legal Action. Except as set forth in Exhibit 10.4 hereto, there is no civil, criminal or administrative action, claim, demand, demand letter, hearing, investigation, notice, notice letter, notice of violation, proceeding or suit pending or threatened against the Company relating in any way to the Environmental Laws as they apply to the Site or the Facility. Copies of all documents relating to such actions, claims, demands, demand letters, hearings, investigations, notices, notice letters, notices of violation, proceedings and suits have been provided to Purchaser.

     10.5 Course of Conduct. Except as set forth in Exhibit 10.5 hereto, there are no past, present, or, to the knowledge of the Company, future actions, activities, circumstances, conditions, events, incidents, plans or practices of the Company which may (i) interfere with or prevent compliance or continued compliance by the Company with the Environmental Laws, (ii) give rise to any common law or other legal liability, on the part of the Company or the Seller, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or similar state or local laws, or (iii) otherwise form the basis of any Compost Management, Inc., chemical or administrative action, claim, demand, demand letter, hearing, investigation, notice, notice letter, notice of violation, proceeding or suit under the Environmental Laws. Exhibit 10.5 hereto contains a list of all on-site and off-site locations used by the Company for the treatment (including recycling), storage or disposal of any hazardous substance, as that term is defined in CERCLA. Copies of all documents in the possession of the Company relating to such actions, activities, circumstances, conditions, events, incidents, plans and practices set forth in Exhibit 10.5 hereto have been provided to Purchaser.

     10.6 Except as set forth in Exhibit 10.6 hereto, the Company has received no reports, submissions, notices, orders, directives, findings or correspondence from the NJDEP, the EPA, the United States Occupational Safety and Health Administration or any other federal, state or local authority pursuant to:

          (a) The Worker and Community Right to Know Act, N.J.S.A. ss.34:5A-1 et seq., and the regulations promulgated thereunder,

          (b) The Toxic Catastrophe Prevention Act, N.J.S.A. ss.13:lK-19 et seq, and the regulations promulgated thereunder;

          (c) The Environmental Cleanup Responsibility Act, N.J.S.A. ss.13:1 K-6 et seq, and the regulations promulgated thereunder;

          (d) The Spill Compensation and Control Act, N.J.S.A. ss.58:10-23 et seq, and the regulations promulgated thereunder,

          (e) N.J.S.A. ss.13:lK-15 et seq, and the regulations promulgated thereunder,

          (f) The Occupational Safety and Health Act of 1979, 29 U.S.C. ss.651 et seq, and the regulations promulgated thereunder, or

          (g) Any other federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder which require informational submissions concerning environmental, health or safety matters.

                                   ARTICLE 11

                                 INDEMNIFICATION

     11.1 Indemnification of Purchaser. For a period of nine (9) months from the Closing Date, Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all claims, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, resulting from:

          (a) Any inaccurate representations made by the Seller and/or the Company in this Agreement or any document or certificate delivered pursuant to this Agreement;

          (b) Breach of any warranty of the Company made in this Agreement or any document or certificate delivered pursuant to this Agreement;

          (c) Breach or default in the performance or observance by the Company of any of the covenants or other obligations which the Company is to perform or observe hereunder;

          (d) Any claim, action, suit, proceeding, arbitration, investigation or inquiry referred to in any schedule attached hereto or provision hereof;

          (e) Any state of facts in existence on or prior to the Closing Date with respect to the Company which results in, creates or may give rise to any material liability to Purchaser out of the ordinary course of the Company's business insofar as such liability is not reserved against or reflected in full on the books of the Company as of the date of this Agreement or otherwise disclosed to and approved by the Purchaser; provided, however, that the Seller's obligation to indemnify the Purchaser pursuant to this Agreement shall be limited to the $275,000 that will be placed in escrow upon closing, as provided in Section 2.3(d) and Section 2.3(e) of this Agreement, and shall in any event terminate on the nine-month anniversary of the Closing Date.

     11.2 Indemnification of the Seller and the Company. For a period of nine
(9) months from the Closing Date, Purchaser agrees to indemnify and hold the Seller and the Company harmless from and against any and all claims, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, resulting from:

          (a) Any inaccurate representations made by Purchaser in this Agreement or any document or certificate delivered pursuant to this Agreement;

          (b) Breach of any warranty of Purchaser made in this Agreement or in any document oR certificate delivered pursuant to this Agreement;

          (c) Breach or default in the performance or observance by Purchaser of any other covenants or other obligations which Purchaser is to perform or observe hereunder;

          (d) Any claim, action, suit, proceeding, arbitration, investigation or inquiry, arising out of the operation of the business of the Company assumed by Purchaser after the Closing Date.

     11.3 Notification. The Seller and Purchaser hereby agree that promptly upon receipt by either of them of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter to which either has the right of indemnification from the other, the party receiving such notice will give prompt notice of the receipt thereof in writing to the indemnifying party, together in each instance, with a statement of such information respecting such demand, assertion, claim, action or proceeding as the indemnified party shall have. The indemnifying party shall reserve the right to contest and defend by all appropriate legal or other proceedings any demand, assertion, claim, action or proceeding with respect to which it may have been called upon to indemnify under the provisions of this Agreement; provided, however, that:

          (a) Notice of intention to contest shall have been delivered to the indemnified party within twenty (20) calendar days from the date of receipt by the indemnifying party of notice of assertion of such demand, claim, action or proceeding;

          (b) The indemnifying party shall pay all costs and expenses of such contest, including reasonable attorneys' and accountants' fees, and the cost of any bond required by law to be posted in accordance with such contest; and

          (c) Such contest shall be conducted by reputable attorneys employed by the indemnifying party at the indemnifying party's sole cost and expenses.

               The indemnified party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its own cost and expense.

               (i) If, after such opportunity, the indemnified party does not elect to participate, or does not participate in any such proceeding, the indemnified party shall be bound by the results obtained by the indemnifying party, including without limitation, out-of-court settlement or compromise;

               (ii) Should the indemnifying party elect to contest any demand or claim, it shall not be required or obligated to make any payments to the indemnified party with respect thereto until the legal remedies available to the indemnifying party with respect to such demand or claim shall have been exhausted;

               (iii) If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party in contesting any demand or claim that the indemnifying party elects to contest or, if appropriate in the making of any counterclaim against the person asserting such demand or claim or any costs claimed against such person, the indemnifying party will reimburse the indemnified party for any expense incurred by it in so cooperating with the indemnifying party. If such counterclaim or cross complaint results in the receipt by the indemnified party of amounts in excess of any amount that the indemnified party is required to pay with respect to any such demand, assertion or claim, such excess shall be first applied to the payment of reasonable costs and expenses of the indemnifying party occurred in connection with such contests, counterclaim or cross complaint with the balance to be retained by the indemnified party.

     11.4 In the event the indemnifying party fails to defend, settle or otherwise dispose of a claim, demand or action as contemplated by this Article 11, the indemnified party shall be entitled to do so in good faith and any result obtained will be binding upon the indemnifying party.

                                   ARTICLE 12

                                     NOTICE

     12.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing, shall be deemed to have been duly given when received by the addressee thereof, and shall be delivered by courier or certified first class mail, postage prepaid, return receipt requested.

                                   ARTICLE 13

                                   NON-COMPETE

     13.1 Covenant Not to Compete. The Seller agrees not to participate, either directly or indirectly, in the operation, management, ownership or consulting for any composting facilities located in (i) the State of New Jersey, (ii) New York City (except that the Seller may perform consulting services for composting facilities located in New York City), and (iii) any county in the State of Pennsylvania that is contiguous to the Delaware River, for a period of two (2) years from the Closing Date. The Seller shall execute the Non-Compete Agreement included as Exhibit 13.1 of the Agreement.

                                   ARTICLE 14

                                     GENERAL

     14.1 Modification. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated herein and there are no agreements, warranties or representations which are not set forth herein. All prior negotiations, agreements and understandings between the Purchaser or the Purchaser's predecessor and the Company are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

     14.2 Consents. The Purchaser and the Company will cooperate with one another after the Closing Date to obtain any required consents or approvals of third parties with respect to the Purchaser's assumption of liabilities hereunder.

     14.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

     14.4 Binding Effect. This Agreement shall be binding upon the parties and inure to the benefit of the respective successors and assigns of the parties hereto.

     14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     14.6 Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     14.7 This Agreement survives the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have duty executed this Agreement as of the day and year first above written.


PURCHASER

COMPOST AMERICA HOLDING COMPANY, INC.



By: /s/ Roger E. Tuttle                             12/4/96
    ------------------------------     -----------------------------------
    Roger E. Tuttle, President                       Date

SELLER


/s/ Robert F. Young, Jr.                      December 4th, 1995
---------------------------------     -----------------------------------
Robert F. Young, Jr.                                Date


COMPANY

AMERICAN SOIL, INC.



By: /s/ Robert F. Young, Jr.                  December 4th, 1995
   ------------------------------     -----------------------------------
   Robert F. Young, Jr.                                Date